Exhibit 99.1

C.H. Robinson

14701 Charlson Road

Eden Prairie, Minnesota 55347

Tim Gagnon, director, investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

Robert Biesterfeld Named President of C.H. Robinson’s North American Surface Transportation Division

Eden Prairie, Minnesota, November 11, 2015 - C.H. Robinson’s (Nasdaq: CHRW) Robert Biesterfeld has been named President of its North American Surface Transportation (NAST) division, effective January 1, 2016. Biesterfeld is a 16-year veteran of the company, most recently serving as Vice President of its Truckload service line. Scott Satterlee, the current President of NAST, is retiring to spend more time with his family. Biesterfeld will report to C.H. Robinson CEO John Wiehoff.

“Bob is a strong leader and has a proven track record of success. His impact leading our Truckload service line, along with his many years serving in network leadership roles, position him well to lead NAST,” said Wiehoff. “He has been a critical part of our leadership team and he brings strategic vision, a deep understanding of the transportation industry, and exceptional customer focus to this role. I am confident in his ability to lead NAST and to continue to build on our winning strategy.”

Prior to serving as Vice President of Truckload, Biesterfeld held a number of roles at C.H. Robinson, including Vice President of Sourcing and Temperature Controlled Transportation and General Manager for the U.S. Southwest Region for the company’s sourcing division. He began his career with the company as a key account manager in the Corporate Procurement and Distribution Services office. He graduated from Winona State University with a Bachelor of Arts.

“Our network has tremendous scale and an unmatched presence in the North American market. I believe we have the best people in the industry, a world class portfolio of services and we are committed to continue to grow and take market share by building on the success Scott has led over many years,” said Biesterfeld.

Scott Satterlee, the former President of North American Surface Transportation, has served as senior vice president since 2007, and as an executive and officer of C.H. Robinson since 2002. Additional positions with C.H. Robinson included director of operations and manager of the Salt Lake City branch. Scott joined the company in 1991. “Scott has been instrumental in driving growth, greater efficiency and cultivating talent across our North American network,” said Wiehoff. “His meaningful impact to the business provides Bob with a tremendous platform to build upon.”

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 active customers through a network of offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 66,000 transportation providers worldwide. For more information about our company, visit our Web site at www.chrobinson.com.

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